                                                                EXHIBIT 10.08.04


                            ASSET EXCHANGE AGREEMENT


                                  by and among


                               BISON MEDIA, INC.,


                           AMFM TEXAS BROADCASTING, LP

                                       and

                             AMFM TEXAS LICENSES, LP


                                   dated as of


                                JANUARY 19, 2000


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                                TABLE OF CONTENTS


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                                    ARTICLE 1

                                  DEFINED TERMS

1.1    Defined Terms................................................................       1

                                    ARTICLE 2

                     EXCHANGE AND ASSUMPTION OF LIABILITIES

2.1    Exchange of Assets...........................................................       4
2.2    Excluded Assets..............................................................       4
2.3    Absence of Liens.............................................................       5
2.4    Assumption of Liabilities....................................................       6
2.5    Section 1031; Appraisals; Tax Reporting......................................       7
2.6    Deemed Assignment of Contracts...............................................       8

                                    ARTICLE 3

                                     CLOSING

3.1    Place and Time of Closing....................................................       8
3.2    Closing Deliveries...........................................................       9
3.3    Accounts Receivable..........................................................      10
3.4    Prorations and Adjustments...................................................      11

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

4.1    General......................................................................      13
4.2    Organization; Good Standing..................................................      13
4.3    Authority....................................................................      13
4.4    No Breach or Violation.......................................................      13
4.5    Approvals....................................................................      14
4.6    Litigation...................................................................      14
4.7    FCC Qualifications...........................................................      14
4.8    Brokerage....................................................................      15
4.9    Taxes........................................................................      15
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                                       ii


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4.10   Insolvency Proceedings.......................................................      15
4.11   Title to Assets..............................................................      15
4.12   Title to and Condition of Tangible Personal Property.........................      15
4.13   Description, Title to and Condition of Real Property.........................      16
4.14   Contracts....................................................................      16
4.15   Employee Benefit Matters.....................................................      17
4.16   Labor Relations..............................................................      18
4.17   Licenses.....................................................................      18
4.18   Intangible Assets............................................................      19
4.19   Compliance with Laws.........................................................      19
4.20   FCC Compliance...............................................................      19
4.21   Environmental Matters........................................................      19
4.22   Financial Statements; Budgets................................................      20
4.23   Conduct of Business in Ordinary Course.......................................      20
4.24   Insurance....................................................................      21

                                    ARTICLE 5

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Covenants of the Parties.....................................................      21
5.2    FCC Consent..................................................................      21
5.3    Compliance with HSR Act......................................................      21
5.4    Conduct of Business..........................................................      22
5.5    Deemed Consent...............................................................      23
5.6    No Solicitation..............................................................      23
5.7    Access; Information; Confidentiality; Publicity..............................      23
5.8    Inconsistent Actions.........................................................      25
5.9    Cooperation..................................................................      25
5.10   Control of Stations..........................................................      25
5.11   Risk of Loss.................................................................      25
5.12   Third Party Consents.........................................................      25
5.13   Intentionally omitted........................................................      26
5.14   Intentionally omitted........................................................      26
5.15   Estoppel Certificates........................................................      26
5.16   Environmental Assessments....................................................      26
5.17   Real Property Surveys and Title Commitments..................................      27
5.18   Investigation; No Other Representations or Warranties........................      28
5.19   Bulk Sales...................................................................      29
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                                      iii


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                                    ARTICLE 6

                               CONDITIONS OF BISON

6.1    Conditions of Bison's Obligations............................................      29

                                    ARTICLE 7

                               CONDITIONS OF AMFM


7.1    Conditions to AMFM's Obligations.............................................      30

                                    ARTICLE 8

                       TERMINATION AND OPPORTUNITY TO CURE

8.1    Termination..................................................................      32
8.2    Opportunity to Cure..........................................................      32
8.3    Liability....................................................................      32

                                    ARTICLE 9

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                          INDEMNIFICATION; AND REMEDIES

9.1    Survival; Sole Remedy........................................................      32
9.2    Indemnification by AMFM of Bison.............................................      33
9.3    Indemnification by Bison of AMFM.............................................      33
9.4    Procedure for Indemnification................................................      34
9.5    Specific Performance.........................................................      36

                                   ARTICLE 10

                               GENERAL PROVISIONS

10.1   Expenses.....................................................................      36
10.2   Sales Taxes..................................................................      36
10.3   Benefit of Agreement; Assignment.............................................      37
10.4   Notices......................................................................      37
10.5   Entire Agreement; Exhibits; Amendment; Waiver................................      38
10.6   Governing Law; Severability; Attorneys' Fees.................................      39
10.7   Counterparts.................................................................      39
10.8   Director and Officer Liability...............................................      39
10.9   No Reversionary Interest.....................................................      39
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                                       iv


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10.10  References and Titles........................................................      39
10.11  Schedules....................................................................      40
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                                        v


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EXHIBITS:

Exhibit A      --      Form of Easement Agreement
Exhibit B      --      Forms of Assumption Agreement
Exhibit C      --      Forms of Bill of Sale and Assignment
Exhibit D      --      Forms of Opinion of Corporate Counsel
Exhibit E      --      Forms of Opinion of FCC Counsel

SCHEDULES:

Schedule 2.2         --      Excluded Assets
Schedule 4.6         --      Litigation
Schedule 4.7         --      FCC Qualifications
Schedule 4.12        --      Tangible Personal Property
Schedule 4.13        --      Real Property
Schedule 4.14        --      Contracts
Schedule 4.16        --      Labor Relations
Schedule 4.17        --      Licenses
Schedule 4.18        --      Intangible Assets
Schedule 4.20        --      FCC Compliance
Schedule 4.21        --      Environmental Matters
Schedule 4.22        --      Financial Statements; Budgets

                            ASSET EXCHANGE AGREEMENT


        This Asset Exchange Agreement ("Agreement") is made and entered into as of this 19th day of January, 2000, by and among BISON MEDIA, INC., a Colorado corporation ("Bison"), AMFM TEXAS BROADCASTING, LP, a Delaware limited partnership ("AMFM Texas"), and AMFM TEXAS LICENSES, LP, a Delaware limited partnership (together with AMFM Texas, "AMFM"). Definitions of capitalized terms used in this Agreement are set forth either with the first use of the term or in
Article 1 hereof.

                                    RECITALS

        Bison is the owner, operator and licensee of KPRZ-FM, licensed to Fountain, Colorado (the "Bison Station"). AMFM is the owner, operator and licensee of radio station KSKY-AM, licensed to Balch Springs, Texas (the "AMFM Station" and, together with the Bison Station, the "Stations"). The Bison Station and the AMFM Station are sometimes referred to individually as a "Station" and collectively as the "Stations."

        Bison and AMFM desire to exchange substantially all the assets used or held by them for use in the operations of the Bison Station and the AMFM Station, both tangible and intangible, excluding the Bison Excluded Assets (as hereinafter defined) and the AMFM Excluded Assets (as hereinafter defined), and by so doing to acquire the radio broadcast business presently conducted by the other upon the terms and conditions hereinafter set forth.

        The prior consent of the Federal Communications Commission ("FCC") to the assignment of the licenses and authorizations issued by the FCC for the Stations is required. If such consent or approval is obtained, it is the intent of the parties to consummate the transaction contemplated by this Agreement, subject to all of the other terms and conditions hereof.

        NOW, THEREFORE, in consideration of the mutual promises herein set forth and subject to the terms and conditions hereof, the parties agree as follows:

                                    ARTICLE 1

                                  DEFINED TERMS

        1.1 DEFINED TERMS. Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

               "Acquiring Party" means AMFM or Bison in its capacity as the party acquiring a Station hereunder.

               "Affiliate" means any person or entity that is controlling, controlled by or under common control with the named person or entity.

               "AMFM Disclosure Schedules" means the Schedules to this Agreement relating to the AMFM Station.

               "AMFM Excluded Assets" means those Assets that are used or held for use by AMFM or any of its Affiliates in the operation of the AMFM Station, but that are excluded pursuant to Section 2.2.

               "Applicable Disclosure Schedules" means the AMFM Disclosure Schedules or the Bison Disclosure Schedules, as the case may be.

               "Assets" means all of a Conveying Party's or its Affiliate's right, title and interest in assets, real and personal, tangible and intangible, including Licenses, Real Property, Tangible Personal Property, Records, Contracts and Intangible Assets which are used or held for use in the business or operation of the Conveying Party's Station.

               "Bill of Sale and Assignment" means the Bill of Sale and Assignment between Bison and AMFM substantially in the form of Exhibit C.

               "Bison Disclosure Schedules" means the Schedules to this Agreement relating to the Bison Station.

               "Bison Excluded Assets" means those Assets that are used or held for use by Bison or any of its Affiliates in the operation of the Bison Station and that are excluded pursuant to Section 2.2.

               "Choses in Action" means a right to receive or recover property, debt or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise. The term shall include rights to indemnification, damages for breach of warranty or any other event or circumstance, judgments, settlements, and proceeds from judgments or settlements.

               "Contracts" means contracts, leases and other agreements or instruments, written or oral, including Time Sales Agreements and Trade and Barter Agreements which relate to the operation of each Conveying Party's Station.

               "Conveying Party" means AMFM or Bison in its capacity as the party conveying a Station hereunder.

               "FCC Licenses" means Licenses issued by the FCC which relate to the operation of each Conveying Party's Station.

               "Final Order" means action by the FCC (i) which has not been vacated, reversed, stayed, set aside, annulled or suspended; (ii) with respect to which no appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion, is pending; and (iii) as to which the time for filing any such appeal, request, petition, or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, has expired.

               "Intangible Assets" means trademarks, trade names, service marks, franchises, copyrights, jingles, logos, slogans, patents, patent applications, trademark, including registrations and applications for registration of any of them, and any other intangible property such as rights under manufacturers' and vendors' warranties and similar claims against third parties relating to assets conveyed hereunder which relate to the business or operation of each Conveying Party's Station.

               "Licenses" means licenses, permits, authorizations and call letters, qualifications, orders, franchises, certificates, consents and approvals issued by any governmental or regulatory agency or authority, whether federal, state or local, and all applications for such Licenses which relate to the operation of each Conveying Party's Station.

               "Material Adverse Effect" means a material adverse effect on the business, operations, properties, financial condition, results of operations, or assets of the Stations, in each case taken as a whole.

               "Miscellaneous Agreements" means Contracts which were entered into in the ordinary course of business which involve payments of less than $1,000 individually and less than $10,000 in the aggregate in any calendar year, and which can be terminated on thirty (30) days notice (or less) without penalty, and which are not included on Schedule 4.14 of the Applicable Disclosure Schedules which relate to the operation of each Conveying Party's Station.

               "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, exchange option, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon which are used or held for use by the Conveying Party in connection with the ownership or operation of each Conveying Party's Station.

               "Records" means files, payable records, receivable records, invoices, statements, traffic material, music libraries, programs, program lists, programming material, programming information and studies, technical information and engineering data, proprietary information and data, maps, plans, diagrams, blueprints, schematics and technical drawings, engineering records, news and advertising studies and consultants' reports, ratings reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports, budgets, financial reports and projections, sales, operating and business plans, computer programs and software, public inspection files, applications and filings with the FCC and original (if available) executed copies of all written Contracts to be assigned hereunder, all of which relate to the operation of each Conveying Party's Station.

               "Tangible Personal Property" means equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts, motor vehicles and other tangible personal property of every kind and description, owned or leased and used or held for use in the business or operation of each Conveying Party's Station, together with any replacements thereof and additions thereto made between the date hereof and the Effective Date, and less any retirements or dispositions thereof made between the date hereof and the Effective Date in the ordinary course of business and consistent with past practices of each Conveying Party; provided, however, that the value of all such assets retired or disposed of and not replaced by a Conveying Party with an asset of like kind and quality shall not exceed $10,000 in the aggregate.

               "Time Sales Agreements" means Contracts for the sale of time on a Station for cash.

               "Trade and Barter Agreements" means Contracts for the sale of time on a Station in exchange for goods and services, including program barter agreements.

                                    ARTICLE 2

                     EXCHANGE AND ASSUMPTION OF LIABILITIES

        2.1 EXCHANGE OF ASSETS. At the Closing (as defined in Section 3.1):

               (a) Bison shall transfer, assign, convey and deliver to AMFM, and AMFM shall accept and acquire from Bison, (i) the Assets used or held for use by Bison or any of its Affiliates in the business or operation of the Bison Station, including but not limited to the assets described on the Bison Disclosure Schedules, but excluding the Bison Excluded Assets (the "KPRZ Assets"), and (ii) $7,500,000 in cash (the "KPRZ Cash Consideration").

               (b) AMFM shall transfer, assign, convey and deliver to Bison, and Bison shall accept and acquire from AMFM, the Assets used or held for use by AMFM or any of its Affiliates in the business or operation of the AMFM Station, including but not limited to the assets described on the AMFM Disclosure Schedules, but excluding the AMFM Excluded Assets (the"KSKY Assets").

        2.2 EXCLUDED ASSETS. With respect to any Station, the Assets to be conveyed hereunder shall not include:

               (a) any item identified on Schedule 2.2 of the Applicable Disclosure Schedule;

               (b) Records pertaining to corporate organization, existence and capitalization; Records related solely to internal corporate matters; personnel Records (provided that the Acquiring

Party shall be provided with such Records as are necessary to comply with the provisions of Section 5.12); and any Records that the Conveying Party is required by law to retain, including duplicate copies of such Records as are necessary to enable the Conveying Party to file tax returns and reports;

               (c) except for the KPRZ Cash Consideration, all cash, cash equivalents or similar type investments, such as certificates of deposit, Treasury bills, and other marketable securities on hand and/or in banks, notes receivable, bonds, letters of credit and deposits, in each case determined as of 11:59 p.m. on the day prior to the Closing Date;

               (d) all accounts receivable arising out of the operation of a Station for services performed or provided prior to 11:59 p.m. on the day prior to the Closing Date, but specifically excluding any amounts owing in connection with advertisements or programs to be broadcast at and after the Closing Date (the "Accounts Receivable");

               (e) all Contracts of insurance, including all insurance claims, rights to indemnification and defenses under all insurance policies and all insurance proceeds;

               (f) all pensions, profit sharing or employee benefit plans, related trusts and the assets thereof;

               (g) any interest in and related to any (i) refunds of federal, state or local franchise, income or other taxes or (ii) deposits or utility deposits, which, in each case, relate solely to the period prior to the Closing Date;

               (h) all items of personal property owned by Station personnel;

               (i) all Choses in Action, if any, of the Conveying Party (i) relating to any federal, state or local franchise, income or other taxes or (ii) described in Schedule 2.2 of the Applicable Disclosure Schedules.

               (j) all tangible and intangible personal property disposed of or consumed in the ordinary course of business between the date of this Agreement and the Closing Date, or as otherwise permitted under the terms hereof;

               (k) any collective bargaining agreement, any other Contract not listed in Schedule 4.14 of the Applicable Disclosure Schedules, and all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business and as permitted hereunder;

               (l) the consideration received by the Conveying Party hereunder;

               (m) the rights of the Conveying Party under this Agreement or any other related document; and

               (n) the capital stock of any subsidiary of the Conveying Party.

        2.3 ABSENCE OF LIENS. The KSKY Assets and the KPRZ Assets shall be delivered free and clear of charges, conditions, community property interests, options, hypothecations, attachments, conditional sales, title retentions, rights of first refusal, debts, security interests, mortgages, trusts, claims, pledges or other liens, liabilities, encumbrances or rights of third parties whatsoever ("Liens"), except for (a) Liens for current taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, not to exceed $10,000 in the aggregate for any party, (b) Liens which arise from valid leases or subleases to third parties with respect to property not used in the operations of the Stations, (c) Liens and defects in title that are not material to the owner or lessee, as the case may be, (d) Liens under Contracts listed on Schedule 4.14 of the Applicable Disclosure Schedules and (e) Liens securing indebtedness that will be removed prior to or at the Closing (collectively, "Permitted Liens").

        2.4 ASSUMPTION OF LIABILITIES. At the Closing:

               (a) AMFM STATION. AMFM shall assign to Bison all of its rights and privileges under all Time Sales Agreements, Trade Agreements and Miscellaneous Agreements relating to the AMFM Station and under the Contracts listed on Schedule 4.14 of the AMFM Disclosure Schedules (but excluding any Contract identified as a AMFM Excluded Asset) (collectively, the "AMFM Contracts"), and Bison shall assume and undertake to pay, discharge and perform all of AMFM's obligations and liabilities under the AMFM Contracts insofar as they relate to the time on and after the Closing Date and arise out of events which occur after the Closing Date. Except as expressly provided in this Agreement, Bison shall not assume or become obligated to perform any debt, liability or obligation of AMFM whatsoever, including but not limited to (i) any obligations or liabilities under any Contract other than the AMFM Contracts,
(ii) any obligations or liabilities under the AMFM Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the AMFM Station prior to the Closing Date, (iv) any insurance policies of AMFM, (v) any obligations or liabilities of AMFM arising under capitalized leases or other financing agreements except as set forth on Schedule 4.14 of the AMFM Disclosure Schedules, (vi) any obligations or liabilities of AMFM under any employee pension, retirement, health and welfare or other benefit plans or collective bargaining agreements,
(vii) any obligation to any employee of the AMFM Station for severance benefits, vacation time, or sick leave, (viii) any liability for any taxes attributable to the KSKY Assets or the operations of the AMFM Station on or prior to the Closing Date, (ix) any obligations or liabilities relating to the AMFM Excluded Assets, or (x) any obligations or liabilities (A) arising out of or related to activities, events or transactions occurring, or conditions existing, on or prior to the Closing Date, or (B) caused by, arising out of, or resulting from any action or omission of AMFM on or prior to the Closing Date. All such obligations and liabilities shall remain and be the obligations and liabilities solely of AMFM.

               (b) BISON STATION. Bison shall assign to AMFM all of its rights and privileges under all Time Sales Agreements, Trade Agreements and Miscellaneous Agreements related to the

Bison Station and under the Contracts listed on Schedule 4.14 of the Bison Disclosure Schedules (but excluding any Contract identified as a Bison Excluded Asset) (collectively, the "Bison Contracts"), and AMFM shall assume and undertake to pay, discharge and perform all of Bison's obligations and liabilities under the Bison Contracts insofar as they relate to the time on and after the Closing Date and arise out of events which occur after the Closing Date. Except as expressly provided in this Agreement, AMFM shall not assume or become obligated to perform any debt, liability or obligation of Bison whatsoever, including but not limited to (i) any obligations or liabilities under any Contract other than the Bison Contracts, (ii) any obligations or liabilities under the Bison Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Bison Station prior to the Closing Date, (iv) any insurance policies of Bison, (v) any obligations or liabilities of Bison arising under capitalized leases or other financing agreements except as set forth on Schedule
4.14 of the Bison Disclosure Schedules, (vi) any obligations or liabilities of Bison under any employee pension, retirement, health and welfare or other benefit plans or collective bargaining agreements, (vii) any obligation to any employee of the Bison Station for severance benefits, vacation time or sick leave, (viii) any liability for any taxes attributed to the KPRZ Assets or the operations of the Bison Station on or prior to the Closing Date, (ix) any obligations or liabilities relating to the Bison Excluded Assets, or (x) any obligations or liabilities (A) arising out of or related to activities, events or transactions occurring, or conditions existing, on or prior to the Closing Date, or (B) caused by, arising out of, or resulting from any action or omission of Bison on or prior to the Closing Date. All such obligations and liabilities shall remain and be the obligations and liabilities solely of Bison.

        2.5 SECTION 1031; APPRAISALS; TAX REPORTING

        (a) AMFM and Bison agree that the fair market value of each of the Assets (other than Assets which, individually or in the aggregate, are not material in value) which comprise the KSKY Assets and the KPRZ Assets will be determined on the basis of appraisals (the "Appraisal") prepared by the firm of Broadcast Investment Analysts or such other appraisal firm as the parties may mutually agree (the "Appraiser"), whose fees and expenses shall be shared equally between AMFM and Bison. The parties shall direct the Appraiser to deliver the Appraisals within sixty (60) days of the date of this Agreement. To the extent feasible, AMFM and Bison agree to use for this purpose reasonably current appraisals obtained by the Conveying Party in connection with its recent acquisition of a Station.

        (b) Each of AMFM and Bison, as an Acquiring Party, shall cause to be prepared within forty-five (45) days of receipt of the Appraisals drafts of IRS Forms 8594 and 8824 on the basis of the Appraisals. Each of AMFM and Bison shall deliver drafts of their respective IRS Forms 8594 and 8824 for the Station to the Conveying Party for approval, which approval shall not be unreasonably withheld or delayed.

        (c) To the extent supported by "substantial authority," as defined in the Treasury regulations promulgated under Section 6662 of the Code ("Substantial Authority"), each of AMFM and Bison shall report the transaction contemplated hereby as a "like-kind exchange" under Section

1031 of the Code, consistent with the Appraisals and the IRS Forms 8594 and 8824 prepared in accordance with clause (b) above, and shall not take, and shall not cause their respective Affiliates, representatives, successors and assigns to take, any position on any federal, state or local tax return or report, or in any tax examination, tax audit or tax litigation, inconsistent with such reporting position, the Appraisals, or such IRS Form 8594 or 8824.

        (d) Each of AMFM and Bison shall cooperate with the other, including, without limitation, in preparing IRS Forms 8594 and 8824 and executing all necessary agreements and documents to the extent necessary for AMFM and Bison to treat the exchange of the Assets hereunder as a "like-kind exchange" to the extent permissible under Section 1031 of the Code.

        (e) Neither AMFM nor Bison shall have any liability or obligation to the other for the failure of the exchange of the Assets hereunder to qualify as a like-kind exchange under Section 1031 of the Code unless such failure is the result of a material breach by AMFM or Bison of its representations, warranties, covenants and obligations set forth in this Section 2.5. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 2.5 shall survive without limitation.

        2.6 DEEMED ASSIGNMENT OF CONTRACTS. To the extent that the assignment hereunder of any of the Contracts listed in Schedule 4.14 of the Applicable Disclosure Schedules shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any actions taken hereunder shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in a loss or diminution thereof; provided, however, that Conveying Party shall cooperate, at Acquiring Party's expense, with Acquiring Party to establish a reasonable arrangement designed to provide Acquiring Party with the benefits and burdens of any Contract listed in Schedule 4.14 of the Applicable Disclosure Schedules, including appointing Acquiring Party to act as its agent to perform all of Conveying Party's obligations under such Contracts and to collect and promptly remit to Acquiring Party all compensation received by Conveying Party pursuant to such Contracts and to enforce, for the account and benefit of Acquiring Party, any and all rights of Conveying Party against any other person arising out of the breach or cancellation of such Contracts by such other person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); provided, that from and after Closing, the Conveying Party shall have no liability to the Acquiring Party in the event that any Contract listed in
Schedule 4.14 of the Applicable Disclosure Schedules requiring consent to assignment hereunder (or which by its terms in non-assignable) is terminated.

                                    ARTICLE 3

                                     CLOSING

        3.1 PLACE AND TIME OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at 10:00 a.m., local time, at the offices of Vinson & Elkins L.L.P., Dallas,

Texas, on the later to occur of (i) the tenth business day after the FCC's grant of the FCC Applications (as defined in Section 5.2), (ii) the satisfaction or waiver of the conditions set forth in Sections 6 and 7 hereof, or (iii) at such other time or place as shall be agreed upon in writing by AMFM and Bison (in any event, the "Closing Date"). Notwithstanding the foregoing, but subject to the satisfaction or waiver of the conditions set forth in Articles 6 and 7:

        (a) If a Cure Period (as defined in Section 8.2) has not ended on or before the Closing Date, the Closing Date shall be extended to the end of the Cure Period; and

        (b) If the Closing Date does not occur within 20 days prior to the latest date to which the FCC Consents (as defined in Section 5.2) remain effective, the parties shall request approval from the FCC to extend the effective period of the FCC Consents so that the Closing contemplated hereunder will not violate any FCC policies.

        3.2 CLOSING DELIVERIES.

        (a) At the Closing, Bison shall execute and deliver to AMFM the following:

               (i) Consideration. The KPRZ Cash Consideration by wire transfer of immediately available funds;

               (ii) Assumption Agreement. A duly executed Assumption Agreement in the form attached hereto as Exhibit B;

               (iii) Transfer Documents. A duly executed Bill of Sale and Assignment, in the form attached hereto as Exhibit C together with any other assignments and other transfer documents as reasonably requested by AMFM;

               (iv) Certificates. The certificates referred to in Section 7.1(a) or a certificate with any exceptions thereto; and

               (v) Consents; Acknowledgments. The original of each Consent listed on Schedule 4.14 of the Bison Disclosure Schedules;

               (vi) Estoppel Certificates. Estoppel certificates with respect to any Real Property leases listed on Schedule 4.13 of the Bison Disclosure Schedules in a form and substance reasonably satisfactory to AMFM;

               (vii) Licenses, Permits, Contracts, Business Records, Etc. To the extent they are in the possession of Bison, copies of all Licenses, Permits, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records and all files and records used by Bison in connection with the Bison Station's business and operations, which copies shall be available at the Closing or at the Bison Station's principal business offices;

               (viii) Assignment Documents. Any documents deemed necessary or desirable by AMFM to effect an assignment of its rights and obligations hereunder.

        (b) At the Closing, AMFM shall execute and deliver to Bison the following:

               (i) Easement. A duly executed Easement Agreement in the form attached hereto as Exhibit A;

               (ii) Assumption Agreement. A duly executed Assumption Agreement in the form attached hereto as Exhibit B;

               (iii) Transfer Documents. A duly executed Bills of Sale and Assignment, in the form attached hereto as Exhibit C together with any other assignments and other transfer documents as reasonably requested by Bison;

               (iv) Certificates. The certificates referred to in Section 6.1(a) or a certificate with any exceptions thereto; and

               (v) Consents; Acknowledgments. The original of each Consent listed on Schedule 4.14 of the AMFM Disclosure Schedules;

               (vi) Estoppel Certificates. Estoppel certificates with respect to any Real Property leases listed on Schedule 4.13 of the AMFM Disclosure Schedules in a form and substance reasonably satisfactory to Bison;

               (vii) Licenses, Permits, Contracts, Business Records, Etc. To the extent they are in the possession of AMFM, copies of all Licenses, Permits, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records and all files and records used by AMFM in connection with the AMFM Station's business and operations, which copies shall be available at the Closing or at the AMFM Station's principal business offices;

               (viii) Assignment Documents. Any documents deemed necessary or desirable by Bison to effect an assignment of its rights and obligations hereunder.

               (ix) Title Policy Requirements. Any affidavits or other documents as shall be reasonably required by a title company pursuant to or required under the terms of any title policy obtained by or issued to Salem.

        (c) At the Closing, Bison and AMFM shall receive from each other's chief executive officer or chief financial officer a non-foreign affidavit within the meaning of section 1445(b)(2) of the Code.

        3.3 ACCOUNTS RECEIVABLE. After the Closing, AMFM will continue to collect the Accounts Receivable relating to the AMFM Station (the "AMFM Accounts Receivable"), and Bison will continue to collect the Accounts Receivable relating to the Bison Station (the "Bison Accounts Receivable"), for the period ending at 11:59 p.m. on the day prior to the Closing Date. To the extent, however, that AMFM collects any Bison Accounts Receivable or Bison collects any AMFM Accounts Receivable, within fifteen (15) business days of the end of each calendar month following the Closing Date, such party shall deliver to the other an accounting of all such collections during the preceding calendar month and shall at that time deposit or remit all collections into a bank account designated by or in accordance with written instructions from such party. Any amounts received by Bison or AMFM from account debtors included among the other party's Accounts Receivable shall be applied first to such other party's Accounts Receivable, unless the account debtor specifically instructs that the payment be otherwise applied. If an account debtor disputes an account included among the Accounts Receivable, AMFM or Bison, as the case may be, may request the reassignment of that account to such party for collection. Neither party shall have any further obligation to the other with respect to the Accounts Receivable for such period.

        3.4 PRORATIONS AND ADJUSTMENTS.

        (a) Except as otherwise provided herein, all income and expenses arising from the conduct of the business and operations of the AMFM Station and Bison Station shall be prorated between AMFM and Bison and an appropriate adjustment shall be made in accordance with the principle that each party (i) shall receive all revenues and shall be responsible for all expenses relating to the business and operations of its respective station for the period ending at 11:59 p.m. on the day prior to the Closing Date, and (ii) shall receive all revenues and shall be responsible for all expenses relating to the business and operations of the acquired Station thereafter. Such prorations and adjustments shall include, without limitation, music and other license fees, deposits, liabilities and obligations under the AMFM Contracts and the Bison Contracts, all ad valorem and applicable property taxes (but excluding sales taxes covered by Section 10.2 of this Agreement), business and license fees, annual FCC regulatory fees, power and utility expenses, rents (excluding amounts paid as capital expenditures in connection with real property, whether leased or owned), and similar prepaid and deferred items attributable to the ownership and operation of the Stations. Trade and Barter Agreements shall be prorated to the extent provided in Section 3.4(f). The parties shall provide each other a list of all known proratable items and payables for the Stations at least five (5) business days before the Closing Date.

        (b) The prorations and adjustments contemplated by this Section 3.4 shall be determined in accordance with GAAP, consistently applied, and, to the extent practicable, shall be made on the Closing Date. Those prorations and adjustments not reasonably capable of being ascertained on the Closing Date, shall be made in accordance with the procedures set forth in Sections 3.4(c) and 3.4(d).

        (c) No later than ninety (90) days after the Closing Date, AMFM shall deliver to Bison a schedule of its proposed prorations with respect to the Bison Station (the "Bison Proration Schedule"), and Bison shall deliver to AMFM a schedule of its proposed prorations with respect to the AMFM Station (the "AMFM Proration Schedule," and together with the Bison Proration Schedule, the "Proration Schedules"). Each of the Proration Schedules shall set forth in reasonable detail the basis for the determinations proposed therein.

        (d) For purposes of this Section 3.4(d) and Section 3.4(e), the party delivering a Proration Schedule is referred to as the "Proponent" and the party receiving a Proration Schedule is referred to as the "Recipient." A Proration Schedule shall be conclusive and binding upon the Recipient unless the Recipient provides the Proponent with written notice of objection (the "Notice of Disagreement") within thirty (30) days after the Recipient's receipt of the Proration Schedule, which notice shall state the prorations of expenses proposed by the Recipient ("Recipient's Proration Amount"). The Proponent shall have fifteen (15) days from receipt of a Notice of Disagreement to accept or reject Recipient's Proration Amount. If the Proponent rejects Recipient's Proration Amount, and the amount in dispute exceeds $5,000 with respect to any Station, the dispute shall be submitted within ten (10) days to PricewaterhouseCoopers L.L.P., an independent certified public accounting firm, for resolution, such resolution to be made within thirty (30) days after submission to the accounting firm and to be final, conclusive and binding on the Proponent and the Recipient. The Proponent and the Recipient agree to share equally the fees and expenses incurred by PricewaterhouseCoopers L.L.P., but each party shall bear its own legal fees and other expenses, if any. If the amount in dispute is equal to or less than $5,000 with respect to any single Station, such amount shall be divided equally between the Proponent and the Recipient.

        (e) Payment by AMFM or Bison, as the case may be, of the proration amounts determined pursuant to this Section 3.4 shall be made as follows: The proration amounts due from AMFM shall be netted against the proration amounts due from Bison with respect to each of the Stations, and AMFM or Bison, as the case may be, shall pay such net amount fifteen (15) days after the last of the following events has occurred with respect to the AMFM Station and the Bison
Station: (i) the Recipient's acceptance of the Proration Schedule or failure to give the Proponent a timely Notice of Disagreement; (ii) the Proponent's acceptance of Recipient's Proration Amount or failure to reject Recipient's Proration Amount within fifteen (15) days of receipt of a Notice of Disagreement; (iii) the Proponent's rejection of the Recipient's Proration Amount in the event the amount in dispute equals or is less than $5,000; and
(iv) notice to the Proponent and the Recipient of the resolution of the disputed amount by PricewaterhouseCoopers L.L.P. in the event that the amount in dispute exceeds $5,000. Any payment required by AMFM or Bison, as the case may be, under this Section 3.4(e) shall be paid by wire transfer of immediately available funds to the account of the payee with a financial institution in the United States as designated by such payee in the Proration Schedule or the Notice of Disagreement (or by separate notice in the event a Notice of Disagreement is not sent). If either AMFM or Bison fails to pay when due any amount under this
Section 3.4(e), interest on such amount will accrue from the date payment was due to the date such payment is made at a per annum rate equal to the "prime rate" as published daily in the Money Rates column of the Wall Street Journal (or average of such rates if more than one rate is indicated) plus two percent (2%), and such interest shall be payable upon demand.

        (f) Liabilities and obligations under Trade and Barter Agreements shall be prorated in favor of the Acquiring Party only to the extent that the aggregate net liability (determined in accordance with generally accepted accounting principles) for air time under all such agreements as of the Closing Date exceeds by $10,000 the fair market value of the property to be received by the Acquiring Party after the Closing Date under all such agreements. There shall be no proration in favor of the Conveying Party with respect to the Trade and Barter Agreements, notwithstanding that the fair market value of the property to be received under such agreements after the Closing Date exceeds the liability for unperformed time.

        3.5 FURTHER ASSURANCES. At the Closing, and from time to time after the Closing, each party will execute and deliver such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as the other party may reasonably request in order to more effectively transfer, convey, assign, and deliver to such other party, and to place such other party in possession and control of, any of the Assets to be conveyed under this Agreement.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

        4.1 GENERAL. AMFM hereby represents and warrants to Bison, and Bison (and, where applicable, Salem Properties, Inc. ("Salem")) hereby represents and warrants to AMFM as follows, each of which is true and correct on the date hereof and shall survive the Closing subject to the provisions of this Agreement (As used herein, "Applicable Station" shall mean the AMFM Station or the Bison Station, as the case may be.):

        4.2 ORGANIZATION; GOOD STANDING. Bison and Salem (a) are corporations duly incorporated, validly existing and in good standing under the laws of the States of Colorado and Delaware, respectively; (b) are or, as of the Closing Date, will be qualified to do business as foreign corporations and are or will be in good standing in the State of Texas; and (c) have all requisite corporate power and authority to lease, own and operate the Assets that they are conveying hereunder, to carry on their business as now being conducted, to enter into this Agreement and to perform their obligations hereunder. AMFM (a) is a limited partnership (with respect to AMFM Texas Broadcasting, LP and AMFM Texas Licenses, LP) duly formed, validly existing and in good standing under the laws of the State of Delaware; (b) is, or as of the Closing Date will be, qualified to do business as a foreign limited partnership or a foreign limited liability company, as the case may be, and is or will be in good standing in the State of Colorado; and (c) has all requisite organization power and authority to lease, own and operate the Assets that it is conveying hereunder, to carry on its business as now being conducted, to enter into this Agreement and to perform its obligations hereunder.

        4.3 AUTHORITY. The Conveying Party has the full right and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions provided for herein. All required action with respect to the Conveying Party has been taken to approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Conveying Party and constitutes its valid and binding obligation, enforceable against the Conveying Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the rights of creditors generally and general principles of equity.

        4.4 NO BREACH OR VIOLATION. The execution and delivery of this Agreement by the Conveying Party, the consummation by the Conveying Party (including Salem, in the case of Bison, for purposes of this Section 4.4) of the transactions contemplated hereby, and compliance by the Conveying Party with the terms hereof, does not and will not:

        (a) violate or result in the breach of or contravene any of the terms, conditions or provisions of, or constitute a default under, the Conveying Party's articles, certificate of incorporation, bylaws, limited partnership agreement and/or limited liability company agreement, or any law, regulation, order, writ, injunction, decree, determination or award of any court, governmental department, board, agency or instrumentality, domestic or foreign ("Governmental Entity") or any arbitrator, applicable to the Conveying Party or its assets and properties; or

        (b) except for the need to secure those consents listed in Schedule 4.14 of the Applicable Disclosure Schedules, result in prohibited action under any term or provision of, the material breach of any term or provision of, the termination of, or the acceleration or permitting the acceleration of the performance required by the terms of, or constitute a default under or require the consent of any party to, any Contract to which the Conveying Party is a party or by which it is bound; or

        (c) cause the suspension or revocation of any of the Conveying Party's Licenses relating to the Conveying Party's Stations.

        4.5 APPROVALS. Except for the FCC Consent, and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if legally required, no authorizations, approvals or consents from any Governmental Entity are necessary to permit the Conveying Party to execute and deliver this Agreement, to perform its obligations hereunder and to ensure that the Conveying Party's Station can be operated or used by the applicable Acquiring Party after the Closing as presently operated or used.

        4.6 LITIGATION.

        (a) Except as disclosed on Schedule 4.6(a) of the Applicable Disclosure Schedules, there are (i) no unsatisfied judgments, awards, orders, writs, injunctions, arbitration decisions or decrees outstanding, and (ii) no claims, actions, suits, investigations or proceedings pending or, to the best of the Conveying Party's knowledge, threatened against or affecting the Conveying Party's Assets to be conveyed hereunder in any court or before any Governmental Entity or arbitrator that (if adversely determined, in the case of pending or threatened matters) would impair in any material respect the ability of the Conveying Party to perform its obligations hereunder or would impair or hinder in any material respect the ability or right of the Acquiring Party to operate the Station to be conveyed to it by the Conveying Party after the Closing in the manner heretofore operated by the Conveying Party.

        (b) Schedule 4.6(b) of the Applicable Disclosure Schedules contains a description of all other claims, actions, suits, arbitrations, proceedings or investigations pending or, to the Conveying Party's knowledge, threatened as of the date of this Agreement before any Governmental Entity or arbitrator that relates to the Station being conveyed by the Conveying Party.

        4.7 FCC QUALIFICATIONS. Except as set forth in Schedule 4.7 of the Applicable Disclosure Schedules, to the best of its knowledge, the Acquiring Party is qualified legally, financially and otherwise to become the assignee of the FCC Licenses for the Station to be conveyed to it hereunder under the Communications Act of 1934, as amended (the "Act"), and under the rules and regulations of the FCC as in effect on the date of this Agreement. No waiver of any FCC rule or policy is necessary to be obtained for the FCC to grant consent to the transactions herein.

        4.8 BROKERAGE. Neither the Conveying Party, nor any Affiliate or agent of the Conveying Party, has agreed to pay a commission or finder's fee in connection with any of the transactions contemplated by this Agreement which would cause any liability to the Acquiring Party, and if any commission or fee is to be paid, the Conveying Party shall pay such commissions or fees and shall hold harmless and indemnify the Acquiring Party therefor.

        4.9 TAXES. There are no tax audits or other governmental proceedings pending or, to the best of the Conveying Party's knowledge, threatened that could result in a Lien on the Assets being conveyed by the Conveying Party hereunder on or after the Closing Date or the imposition of any tax liability on the applicable Acquiring Party and, to the best of the Conveying Party's knowledge, no event has occurred that could impose on the applicable Acquiring Party any liability for any taxes, penalties or interest due or to become due from the Conveying Party.

        4.10 INSOLVENCY PROCEEDINGS. Neither the Conveying Party nor any of the Conveying Party's Assets to be conveyed hereunder are the subject of any pending insolvency proceedings of any character. The Conveying Party has neither made an assignment for the benefit of creditors nor taken any action with a view to the institution of any such insolvency proceedings.

        4.11 TITLE TO ASSETS. The Conveying Party or one of its Affiliates owns, leases or is licensed to use, directly or indirectly, all assets, properties, rights, franchises, claims and agreements of every kind and description used to conduct the business and operations of the Applicable Station as they are presently conducted.

        4.12 TITLE TO AND CONDITION OF TANGIBLE PERSONAL PROPERTY. Except as specified on Schedule 4.12 of the Applicable Disclosure Schedules:

        (a) the Conveying Party has good title to or a valid leasehold interest in the Tangible Personal Property to be conveyed hereunder free and clear of all Liens, except for Permitted Liens;

        (b) all of such Tangible Personal Property to be conveyed hereunder is in a good state of repair and operating condition subject to normal repair, maintenance and replacement and ordinary wear and tear; and

        (c) all of the technical equipment included in such Tangible Personal Property to be conveyed hereunder complies in all material respects with all applicable FCC rules and regulations, the Act, and all other applicable laws, rules, regulations, and ordinances.

        4.13 DESCRIPTION, TITLE TO AND CONDITION OF REAL PROPERTY. Except for Real Property expressly excluded pursuant to Section 2.2, Schedule 4.13 of the Applicable Disclosure Schedules contains a description of all Real Property used or held for use by the Conveying Party or any of its Affiliates in the business or operation of the Applicable Station and indicates whether the Conveying Party owns or leases such Real Property. Except as set forth on Schedule 4.13 of the Applicable Disclosure Schedule,

        (a) the Conveying Party has good and insurable title to and valid and substituting leasehold interest in such owned and leased Real Property (which, for this purpose shall include only ground leases), free and clear of all Liens, except for Permitted Liens;

        (b) to the Conveying Party's knowledge, all of the Conveying Party's improvements on such Real Property are in compliance with applicable zoning and land use laws, ordinances and regulations in all respects necessary to conduct the operation of the Applicable Station operating thereon as presently conducted, except for any instances of noncompliance which do not and will not in the aggregate have a Material Adverse Effect on the business, assets, financial condition or results of operations of the Applicable Station;

        (c) all such improvements are in good working condition and repair (ordinary wear and tear excepted), have no latent structural, mechanical or other defects of material significance, are insurable at standard rates, and comply in all material respects with FCC rules and regulations and all other applicable federal, state and local statutes, ordinances and regulations;

        (d) all of the Applicable Station's transmitting towers, ground radials, guy anchors, transmitter buildings and related improvements located on such Real Property are located entirely on such Real Property; and

        (e) the Conveying Party has no knowledge of any pending, threatened or contemplated action to take by eminent domain or otherwise to condemn any part of such Real Property.

        4.14 CONTRACTS.

        (a) Schedule 4.14(a) of the Applicable Disclosure Schedules contains a list of all Contracts relating to the Applicable Station as of the date of this Agreement, except for (i) Miscellaneous Agreements, and (ii) Contracts expressly excluded pursuant to Schedule 2.2 of the Applicable Disclosure Schedules.

        (b) Schedule 4.14(b) of the Applicable Disclosure Schedule contains a true and complete trade balance report for all Trade and Barter Agreements for the Applicable Station as of December 31, 1999.

        (c) The Conveying Party has furnished true and complete copies of all written Contracts listed on Schedule 4.14 of the Applicable Disclosure Schedules, including all amendments or modifications thereto, and written summaries of all oral Contracts, to the Acquiring Party.

        (d) Except as set forth on Schedule 4.14(d) of the Applicable Disclosure Schedules and except as expressly excluded pursuant to Section 2.2, each Contract to be assigned hereunder is valid and binding (except to the extent that the invalidity or nonbinding nature of any Contract would not have a Material Adverse Effect on the business, assets, financial condition or results of operations of the Applicable Station); each such Contract is in full force and effect in accordance with its terms; the Conveying Party has not granted any material waivers of or forebearances under any such Contract; to the best of the Conveying Party's knowledge, no third party is in material default in the performance of any of its obligations under any such Contract, and no event or circumstance has occurred, which, with the giving of notice or the lapse of time or both, would constitute a material default by the Conveying Party under any such Contract; and no consents of any third party are necessary to permit the assignment by the Conveying Party of such Contracts to the Acquiring Party, except as disclosed on Schedule 4.14(d) of the Applicable Disclosure Schedules, and such assignment will not affect the validity or enforceability of any such Contract or cause any material change in the substantive terms thereof. Those Contracts listed on Schedule 4.14(d) of the Applicable Disclosure Schedules and noted with an asterisk are Contracts which, by their terms, require consent in order to assign such Contracts. Such consent shall be required to be obtained only as set forth in Sections 6(f) and 7(f).

        (e) The AMFM Contracts and the Bison Contracts, as the case may be, include all Contracts necessary to conduct the business and operation of the Applicable Station as now conducted, other than Contracts expressly excluded pursuant to Section 2.2.

        4.15 EMPLOYEE BENEFIT MATTERS. Neither the Conveying Party nor any corporation, trade, business or entity under common control with the Conveying Party, within six years prior to the Closing, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA has, within six years prior to the Closing, sponsored, maintained or contributed to any "employee benefit plan" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is subject to Title IV of ERISA.

        4.16 LABOR RELATIONS. The Conveying Party is not a party to or subject to any collective bargaining agreements with respect to an Applicable Station. The Conveying Party has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes and workers' compensation, and except as described in Schedule 4.16 of the Applicable Disclosure Schedules, it has not received any written notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. Except as described in Schedules 4.6 or 4.16 of the Applicable Disclosure Schedules, no controversies, disputes, or proceedings (including discrimination claims) are pending or, to the best of the Conveying Party's knowledge, threatened, between it and any employee (singularly or collectively) of the Applicable Station. Except as described in Schedule 4.16 of the Applicable Disclosure Schedules, no labor union or other collective bargaining unit represents or claims to represent any of the employees of the Applicable Station. Except as described in Schedule 4.16 of the Applicable Disclosure Schedules, the Conveying Party has no knowledge of any union campaign being conducted to represent employees of the Applicable Station or to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Applicable Station.

        4.17 LICENSES. Schedule 4.17 of the Applicable Disclosure Schedules accurately and completely lists material Licenses granted to the Conveying Party or its Affiliates and used in the operation of the Applicable Station. Except as set forth on Schedule 4.17 of the Applicable Disclosure Schedules, all of such Licenses are validly issued and in full force and effect. The Conveying Party or its Affiliates holds all Licenses necessary to enable it to conduct the business and operation of the Applicable Station in all material respects as presently conducted. No judgment, decree, order or notice of violation has been issued by any Governmental Entity which permits, or would permit, revocation, modification or termination of any License or which results or could result in any material impairment of any rights thereunder.

        4.18 INTANGIBLE ASSETS. Schedule 4.18 of the Applicable Disclosure Schedules contains a list of all material Intangible Assets owned by the Conveying Party or its Affiliates and used or held for use in the operation of the Applicable Station that have been registered with a Governmental Entity. Except as set forth in Schedule 4.6 of the Applicable Disclosure Schedules, there is no pending or, to the best of the Conveying Party's knowledge, threatened proceeding or litigation affecting or with respect to the Intangible Assets of the Applicable Station, and the Conveying Party has received no notice and has no knowledge of any infringement or unlawful use of such property.

        4.19 COMPLIANCE WITH LAWS. With respect to each Applicable Station, the Conveying Party is in material compliance with all applicable federal, state, local or foreign laws, regulations, statutes, rules, ordinances, directives and orders and any other requirements of any Governmental Entity applicable to it.

        4.20 FCC COMPLIANCE. Except as shown on Schedule 4.20 of the Applicable Disclosure Schedules, to the best of the Conveying Party's knowledge, the Applicable Station has been operated at all times in accordance with the terms of the Applicable Station's FCC Licenses, the Act, and all applicable rules, regulations and policies of the FCC; the FCC License are not subject to any condition other than conditions appearing on the face of the authorization itself and conditions applicable to such licenses generally; all material applications, reports, and other disclosures required by the FCC to be filed or made with respect to the Applicable Station have been timely filed or made; the Applicable Station's FCC Licenses are valid and in full force and effect; all FCC actions with respect to such FCC Licenses are Final Orders; no application, action or proceeding is pending for the renewal or modification of any of the Applicable Station's FCC Licenses; as of the date of this Agreement, there is no investigation or material complaint pending against the Applicable Station at the FCC; there is no proceeding pending at the FCC, and there is no outstanding notice of violation from the FCC as of the date of this Agreement relating to the Applicable Station; all fees payable to governmental authorities, including FCC annual regulatory fees, with respect to the Applicable Station's FCC Licenses have been paid; and no event has occurred which, individually or in the aggregate, and with or without the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof.

        4.21 ENVIRONMENTAL MATTERS. Without limiting the generality of Section 4.19, except as disclosed on Schedule 4.21 of the Applicable Disclosure Schedules, there has been no release, nor is there a threat of a release, of any Hazardous Substance at or from Real Property (which such term as used in this Section 4.21 and Section 5.15 includes leased as well as owned real property) used or held for use in the operation of an Applicable Station. Except as disclosed on Schedule 4.21 of the Applicable Disclosure Schedules, there are no Hazardous Substances present on or affecting such Real Property except for ordinary quantities of properly stored Hazardous Substances found in consumer or commercial products that are used in the normal course of broadcast station operations, including grounds and building operation and maintenance. For the purposes of this Section 4.21, Section 5.15 and Sections 9.2 and 9.3, the term "Hazardous Substance" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time ("CERCLA"), but shall also include any pollutant, contaminant, or petroleum product, fraction or distillate as defined by CERCLA or any other applicable federal, state or local law, and any regulations promulgated thereunder (which, together with any other law, regulation or ordinance pertaining to the protection of the environment or public shall be referred to as the "Environmental Laws"). Without limiting the generality of the foregoing, except as disclosed on Schedule 4.21 of the Applicable Disclosure Schedules, neither such Real Property nor equipment or installations on such Real Property contain polychlorinated biphenyl ("PCBs") or friable asbestos. Except as disclosed on Schedule 4.21 of the Applicable Disclosure Schedules, there are no underground storage tanks, whether in use or closed, on or under such Real Property. The Conveying Party is in compliance in all material respects with all Environmental Laws and all FCC requirements pertaining to RF radiation and has obtained all environmental, health and safety permits necessary for the operation of the Applicable Station, all such permits are in full force and effect, and the Conveying Party is in compliance with the terms and conditions of all such permits. Except as disclosed on Schedule 4.21, the Conveying Party has not received any notice, nor does the Conveying Party have any knowledge of any administrative or judicial investigations, proceedings or actions with respect to violations alleged, or proved, of any Environmental Law involving such Real Property.

        4.22 FINANCIAL STATEMENTS; BUDGETS.

        (a) The Conveying Party has provided the Acquiring Party with true and complete copies of unaudited statements of income and expenses of the Applicable Station for its most recent concluded fiscal year and for all full quarters since elapsed (the "Financial Statements"). Except as disclosed in Schedule 4.22 of the Applicable Disclosure Schedules, the Financial Statements (i) were prepared in accordance with the books and records of the Applicable Station, and in conformity with the Conveying Party's internal accounting principles and policies, consistently applied, (ii) fairly present in all material respects the information purported to be presented therein as of the dates and for the respective periods covered thereby; and (iii) reflect the results of operation of the Station on a stand-alone basis.

        (b) The Conveying Party has provided the Acquiring Party with a true and complete copy of the Conveying Party's month-by-month budget for fiscal year 2000 for the Applicable Station.

        4.23 CONDUCT OF BUSINESS IN ORDINARY COURSE. Between December 31, 1999, and the date of this Agreement, the business and operations of the Applicable Station have been conducted only in the ordinary course and substantially consistent with past practice and has not:

        (a) suffered any material adverse changes in the business, assets, properties, financial condition or results of operation of the Conveying Party pertaining to the Applicable Station, including any damage, destruction or loss affecting the Assets relating to the Applicable Station; or

        (b) made or agreed to make any sale, assignment, lease or other transfer of any material properties used in connection with the Applicable Station other than in the ordinary course of business and consistent with past practices.

        4.24 INSURANCE. The insurable properties relating to the business of the Applicable Station and the conduct of the business of the Applicable Station are, and will be until the Closing Date, in the reasonable judgment of the Conveying Party, adequately insured.

                                    ARTICLE 5

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1 COVENANTS OF THE PARTIES. AMFM and Bison hereby covenant to each other as follows:

        5.2 FCC CONSENT. Following the date of this Agreement, the parties shall proceed as expeditiously as practicable to file or cause to be filed applications with the FCC (the "FCC

Applications") requesting FCC Consent to the assignment of the FCC Licenses for the AMFM Station to Bison and applications with the FCC requesting consent to the assignment of the FCC Licenses for the Bison Station to AMFM. If not previously submitted, the parties shall file the FCC Applications contemporaneously as contingent applications not later than ten (10) business days after the date of this Agreement. AMFM and Bison shall cooperate with each other in the preparation, filing and prosecution of the FCC Applications, and each party shall prosecute the FCC Applications in good faith and with due diligence. Should AMFM or Bison become aware of facts which could reasonably be expected to affect or delay in a material and adverse manner the FCC Consent, such party shall promptly notify the other parties in writing and in accordance with the notice provisions set forth in Section 10.4. If for any reason the Closing does not occur within the original effective period of the FCC's grants of the FCC Applications, and if no party shall have terminated this Agreement under Section 8, the parties shall jointly request extensions of the effective period of such grants. Each party shall bear the FCC filing fees required to convey the Station to be conveyed by such party hereunder. It is specifically understood and agreed by Bison and AMFM that the Closing, the assignment of the FCC Licenses and the transfer of the Assets are expressly conditioned on and are subject to the prior consent and approval of the FCC without the imposition of any conditions materially adverse to either party or their respective Affiliates (the "FCC Consent").

        5.3 COMPLIANCE WITH HSR ACT. AMFM and Bison will (a) each make such filings as are required under the HSR Act as soon as practicable but in no event later than ten (10) days following the date hereof, (b) otherwise promptly comply with the applicable requirements under the HSR Act, including furnishing all information and filing all documents required thereunder, (c) furnish to each other copies of those portions of the documents filed which are not confidential, and (d) cooperate fully and use their reasonable efforts to expedite compliance with the HSR Act. Each party shall bear the filing fees with respect to any HSR filing required to acquire the Stations being acquired by such party under this Agreement.

        5.4 CONDUCT OF BUSINESS.

        (a) General. During the period from the date hereof to the Closing, each of the parties shall conduct the business and operations of the Applicable Station in the ordinary course of business, consistent with current practice.

        (b) Prior to Closing. Without limiting the generality of the preamble to this Section 5.4, each of the parties agree that, except as required or contemplated by this Agreement or otherwise consented to or approved by the other party in writing, during the period commencing on the date of this Agreement and ending on the Closing Date, each party will, with respect to the Applicable Station owned by it:

               (i) maintain the Records relating to the business of the Applicable Station in the usual, regular and ordinary manner, comply in all material respects with all laws and contractual obligations applicable to such Station or to the conduct of the business of such Station and perform all material obligations relating to the business of such Station;

               (ii) operate the Applicable Station in conformity with its respective FCC Licenses, any special temporary authority or program test authority, the Act and the rules and regulations of any other Governmental Entity with jurisdiction over such Station, and take all reasonable actions necessary to maintain the FCC Licenses for such Station in all material respects;

               (iii) refrain from making any material changes in studios or other structures of the Applicable Station, except for normal repair or replacement;

               (iv) not dispose of any of the KSKY Assets or the KPRZ Assets, as the case may be (other than for the disposition in the ordinary course of business, consistent with past practice, of immaterial assets or of assets that are of no further use to such Station);

               (v) not create, assume or permit to exist any Lien upon the KSKY Assets or the KPRZ Assets, as the case may be, except for Permitted Liens;

               (vi) not waive any material right relating to the Applicable Station or any of the KSKY Assets or the KPRZ Assets, except in the ordinary course of business consistent with past practice;

               (vii) maintain the existing or comparable insurance policies on the Applicable Station and the KSKY Assets or the KPRZ Assets, as the case may be;

               (viii) refrain from modifying or changing in any material respect or renewing or entering into any Contract that (i) has a cost or value to the Applicable Station of $10,000 or more and (ii) is required to be or, if such Contract had been in existence on the date of this Agreement, would have been required to be listed on Schedule 4.14 of the Applicable Disclosure Schedules; and

               (ix) timely make all required payments under any Contract to be assumed pursuant to this Agreement and otherwise pay all liabilities and satisfy all obligations in accordance with past practice.

        5.5 DEEMED CONSENT. If a Conveying Party requests consent to modify, change, renew or enter into a Contract, the Acquiring Party shall respond within five (5) business days after receipt of such request or be deemed to have granted the requested consent or approval. The notice provision of Section 10.4 of this Agreement shall not apply to requests for consent under this Section
5.5. Requests for consent under this Section 5.5 shall be sent in writing to, in the case of Bison, to Jonathan L. Block, Esq., Bison Media, Inc., 4880 Santa Rosa Road, Suite 300, Camarillo, California 93012 and, in the case of AMFM, to Mr. William S. Banowsky, Jr., AMFM Inc., 600 Congress Avenue, Suite 1400, Austin, Texas 78701 (facsimile no. (513) 340-7890).

        5.6 NO SOLICITATION. Between the date hereof and the Closing, no party nor any of its Affiliates, nor any of its or its Affiliates' directors, officers, partners, employees, representatives or agents shall, directly or indirectly, solicit or initiate inquiries or proposals from, or enter into any agreement with respect to, or provide any confidential information to or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group concerning any sale to such party of all or substantially all of the assets the Applicable Station (whereby directly or through a merger or sale of stock). The parties will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any of the foregoing. Notwithstanding the above, a merger or a sale of substantially all of the stock or assets of AMFM Inc., with respect to AMFM, including AMFM Inc.'s pending business combination with Clear Channel Communications, Inc., or Bison Media, Inc., with respect to Bison (a "Parent Merger"), shall not be deemed to be a violation of this Section 5.6.

        5.7 ACCESS; INFORMATION; CONFIDENTIALITY; PUBLICITY.

        (a) Prior to the Closing, each party shall give to the other party and its representatives full and reasonable access during normal business hours to all of the party's properties, books, contracts, reports and records including financial information, in each case relating to such party's Stations, in order that the parties may have full opportunity to make such investigation as they desire of such Station, and each party shall furnish the other party with such information as such other party may reasonably request in connection therewith. The rights of the parties under this Section 5.7 shall not be exercised in such a manner as to interfere unreasonably with the business of any party's Station.

        (b) Between the date of this Agreement and the Closing, the Conveying Party shall (i) keep the Acquiring Party reasonably informed of all material operational matters and business developments with respect to the Conveying Party's Station, and (ii) furnish the Acquiring Party with any information customarily prepared by the Conveying Party concerning the financial condition of the Conveying Party's Station that the Acquiring Party may request.

        (c) Subject to the requirements of applicable law, each party shall keep confidential all information obtained by it with respect to the other party hereto in connection with this Agreement and the negotiations preceding this Agreement ("Confidential Information"); provided that, each party hereto may furnish such Confidential Information to its employees, agents and representatives who need to know such Confidential Information (including its financial and legal advisers, its banks and other lenders) (collectively, "Representatives"). Each party hereto shall, and shall cause each of such party's Representatives to, use the Confidential Information solely in connection with the transactions contemplated by this Agreement. If the transactions contemplated hereby are not consummated for any reason, each party shall return to such other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby. Notwithstanding anything contained in this Section 5.7, no party shall be required to keep confidential or return any Confidential Information which: (a) is known or available through other lawful sources, not bound by any confidentiality agreement with the disclosing party; (b) is or becomes publicly known through no fault of the receiving party or its agents; (c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (d) is developed by the receiving party independently of the disclosure by the disclosing party. The obligations of the parties under this Section 5.7(c) shall survive either the Closing or the termination of this Agreement.

        (d) No news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party hereto without the prior written approval of the other party (such consent not to be unreasonably withheld or delayed). Notwithstanding the provisions of the preceding sentence, either party hereto or its Affiliates (a "Releasing Party") may, in accordance with its legal obligations, including but not limited to filings permitted or required by the Securities Act of 1933, the Securities and Exchange Act of 1934, the New York Stock Exchange and other similar regulatory bodies, make (i) such press releases and other public statements and announcements ("Releases") as the Releasing Party deems necessary or appropriate in connection with this Agreement and the transactions contemplated hereby, and
(ii) any and all statements the Releasing Party deems in its sole judgment to be appropriate in any and all filings, prospectuses and other similar documents. The Releasing Party shall use reasonable efforts to provide the other parties hereto with a copy of any Releases before any publication of same, provided that, if the content of the Release is, in the sole judgment of the Releasing Party reasonably exercised, substantially similar to the content of a Release previously provided to the other parties, the Releasing Party shall have no obligation to provide the other party with a copy of such Release. The other party may make comments to the Releasing Party with respect to any such Releases provided to them; provided, however, that the Releasing Party is not required to incorporate any such comments into the Releases.

        5.8 INCONSISTENT ACTIONS. Prior to the Closing, no party shall take any action which is materially inconsistent with its obligations under this Agreement, or that could hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement.

        5.9 COOPERATION. Each party shall cooperate fully with each other and its respective counsel and accountants in connection with any actions required to be taken as part of its obligations under this Agreement, and each party will use its reasonable efforts to consummate the transactions contemplated hereby and to fulfill its obligations hereunder; provided, however, that no party shall be required to make any payments to any third party in order to obtain the consent of any such third party.

        5.10 CONTROL OF STATIONS. Prior to Closing, no party shall, directly or indirectly, control, supervise, or direct or attempt to control, supervise or direct the operations of the other party's Station; those operations, including complete control and supervision of all Station programs, employees, and policies, shall be the sole responsibility of the Station's licensee.

        5.11 RISK OF LOSS. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the KSKY Assets from any cause whatsoever shall be borne by AMFM at all times prior to the Closing. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the KPRZ Assets from any cause whatsoever shall be borne by Bison at all times prior to the Closing. If there is any loss, damage, impairment, confiscation, or condemnation of or to any of such assets, AMFM or Bison, as the case may be, shall repair, replace or restore such assets (the "Damaged Assets") to their prior condition as represented in this Agreement as soon thereafter as possible; provided, however, that no party shall have any obligation to repair or replace any immaterial or obsolete asset no longer necessary or useful for the continued operation of a Station consistent with past practice. If AMFM or Bison, as the case may be (the "Repairing Party"), is unable to repair or replace the Damaged Assets by the date on which the Closing would otherwise occur under this Agreement, then the Repairing Party shall reimburse all reasonable costs incurred by the Acquiring Party in repairing or replacing the Damaged Assets after the Closing.

        5.12 THIRD PARTY CONSENTS. Subject to Section 5.7, between the date of this Agreement and the Closing, each Conveying Party shall use its reasonable efforts to obtain the consent of any third party necessary for the assignment of any contract or agreement to be assigned hereunder. In the event of a consent or waiver required with respect to the assignment of a contract that has not been obtained before the Closing, and the applicable party waives the right to receive such consent or waiver (to the extent required in order to close the transactions contemplated herein), then each Conveying Party shall use its commercially reasonable efforts to provide the other party with the benefits of any such contract, including without limitation, permitting such other party to enforce any rights of AMFM or Bison under such contract.

        5.13 INTENTIONALLY OMITTED.

        5.14 INTENTIONALLY OMITTED.

        5.15 ESTOPPEL CERTIFICATES. Each Conveying Party shall use its commercially reasonable efforts to obtain estoppel certificates from landlords with respect to leased Real Property to be conveyed hereunder.

        5.16 ENVIRONMENTAL ASSESSMENTS.

        (a) Within forty five (45) days after the date of this Agreement, the Acquiring Party may cause at its expense a Phase I environmental assessment audit (the "Phase I Environmental Assessment") of the Real Property (which includes leasehold interests) and the improvements and other Assets located thereon to be acquired by such party to be completed. The Acquiring Party shall provide the Conveying Party with a copy of the report of any Phase I Environmental Assessment so completed within fifteen (15) business days of its receipt by the Acquiring Party, but in no event later than sixty (60) days after the date of this Agreement, and at the same time the Acquiring Party shall give the Conveying Party notice of any matter disclosed by such Phase I Environmental Assessment concerning (i) the presence of Hazardous Substances on or affecting the Real Property or other Assets to be conveyed hereunder; (ii) any apparent violation of Environmental Laws upon or associated with such Real Property or other Assets to be conveyed hereunder; or (iii) any other condition which may constitute a breach of Section 4.21 (collectively, "Environmental Exceptions").

        (b) After giving notice of such Environmental Exceptions to the Conveying Party, the Acquiring Party may, at its expense, undertake a Phase II environmental assessment (the "Phase II Environmental Assessment") of the affected Real Property or other Asset to be conveyed hereunder, which shall be completed no later than thirty (30) days of the giving of such notice; provided, however, the Conveying Party is able to obtain written consent for the Phase II Environmental Assessment from the landlord with respect to any leased Real Property; and provided further, that the Conveying Party approves the scope of work for the Phase II Environmental Assessment of any of its Real Property, whether owned or leased, such approval not to be unreasonably withheld. The Phase II Environmental Assessment shall include an estimate of the total cost of remediating all such Environmental Exceptions (the "Estimated Remediation Costs"). The Acquiring Party shall provide the Conveying Party with a copy of the Phase II Environmental Assessment within fifteen (15) business days of receipt by Conveying Party, but in no event later than seventy-five (75) days after the date of this Agreement and at the same time shall give the Conveying Party notice of any matters revealed by the Phase II Environmental Assessment that adversely affect the use of the Real Property as currently used by the Conveying Party (the "Phase II Environmental Exceptions").

        (c) The Conveying Party shall cure or remove any Phase II Environmental Exceptions and/or any and all environmental matters or conditions disclosed by the Conveying Party on such party's Disclosure Schedule ("Disclosed Environmental Matters"), within forty-five (45) days from the date of the Acquiring Party's notice (in the case of the Phase II Environmental Exceptions), and prior to Closing (in the case of the previously Disclosed Environmental Matters); provided, however, that if the Conveying Party reasonably determines that the cost of removing any such Phase II Environmental Exceptions would exceed $240,000 with respect to the Applicable Station (unless the Conveying Party agrees in writing to correct such Phase II Environmental Exceptions at the Conveying Party's sole costs and expense) then the Conveying Party shall notify the Acquiring party within five (5) days after such determination, whereupon the Acquiring Party shall have the right, exercisable by written notice given to the Conveying Party within five (5) business days after receipt of the Acquiring Party's notice, to elect to: (i) terminate this Agreement or (ii), in the case of owned Real Property, to require the Conveying Party to enter into a 99-year lease or other instrument providing the Acquiring Party with right of access for such property, effective as of the Closing Date, at a rental rate of $1 per year plus reimbursement of all costs and ownership of such property (which would be traditionally charged to a lessee under a "Triple Net" lease) other than costs arising from an Environmental Exception with respect to such property, or, in the case of leased Real Property, not to assume such property, or, in the case of leased Real Property, not to assume such lease in which event the Conveying Party shall provide the Acquiring Party a functionally equivalent alternative. Notwithstanding anything contained herein, with respect to the Conveying Party's obligation to cure, unless the Acquiring Party elects (i) or (ii) above, in the event the Conveying Party cannot reasonably cure or remove the Phase II Environmental Exceptions or the Disclosed Environmental matters within the 45-day period, or prior to Closing (as applicable), then the parties shall proceed to close the transactions contemplated hereby. Whether cured or not, any costs and expenses incurred to cure or remove the Phase II Environmental Exceptions or the Disclosed Environmental Matters as of the Closing or thereafter (which in no event shall exceed an aggregate cap of $240,000 for each Conveying Party, unless otherwise agreed by the parties) shall be applied to the Conveying Party's indemnification cap of $600,000 ("Environmental Credit Amount") set forth in Section 9.4; provided that, any indemnification obligations of the Conveying Party hereunder, including, but not limited to, those set forth in Sections 9.2 and 9.3, shall not be deemed waived or otherwise affected by such decision to proceed to Closing in light of the known Phase II Environmental Exceptions or Disclosed Environmental Conditions, subject to the Environmental Credit Amount. The failure of the Acquiring Party to exercise such option within ninety (90) days of the date of this Agreement shall constitute an irrevocable waiver of the right of the Acquiring Party to terminate this Agreement under this Section 5.16.

        5.17 REAL PROPERTY SURVEYS AND TITLE COMMITMENTS.

        (a) Within sixty (60) days after the date of this Agreement, the Acquiring Party may at its expense obtain for the Real Property (either owned or leased) to be conveyed to the Acquiring Party hereunder (i) a current survey, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements (including guy wire and anchors), easements, party walls, sidewalks, roadmap, utility lines and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads (the "Surveys"), and (ii) standard ALTA Form B commitments for owner's or lessor's title insurance for the Real Property (the "Title Commitments").

        (b) The Acquiring Party shall provide the Conveying Party with a copy of the Surveys and Title Commitments within fifteen (15) business days of receipt by Conveying Party, but in no event later than seventy-five (75) days after the date of this Agreement and at the same time shall give the Conveying Party notice of any exceptions or defects to title in the Title Commitments or matters revealed by the Surveys that materially and adversely affect the use of the Real Property as currently used by the Conveying Party (the "Objectionable Exceptions"). If the Acquiring Party fails to give such notice in a timely manner, the Acquiring Party shall be deemed to have accepted all title exceptions report in the Title Commitments or matters revealed by the Surveys other than the Objectionable Exceptions expressly set forth in the notice.

        (c) The Conveying Party shall cure or remove any Objectionable Exception within 45 days from the date of the Acquiring Party's notice; provided, however, that if the Conveying Party reasonably determines that the cost of removing any such Objectionable Exception would exceed $240,000 with respect to a particular Station, or that the Conveying Party will be unable to cure or remove an Objectionable Exception within such 45-day period, then the Conveying Party shall notify the Acquiring Party within fifteen (15) days after such determination, whereupon the Acquiring Party shall have the right, exercisable by written notice given to the Conveying Party within fifteen (15) business days after receipt of the Acquiring Party's notice, to elect (i) to agree to accept the real property covered by such Title Commitment or Survey, subject to the Objectionable Exceptions, or (ii) to terminate this Agreement. If the Acquiring Party fails to elect option (i) or (ii) above, then the Acquiring Party shall be deemed to have elected option (i).

        (d) Notwithstanding the foregoing, none of the following shall constitute an Objectionable Exception: (i) the preprinted or standard exceptions on the current ALTA owner's or lessee's form; (ii) Permitted Liens; and (iii) any matters disclosed in Schedule 4.13 of the Applicable Disclosure Schedule; provided, however, that any Lien securing a monetary obligation (other than such Lien arising under a Contract assumed pursuant to Section 2.4) shall be deemed an Objectionable Exception whether or not the Acquiring Party gives written notice of such, and shall be removed by the Conveying Party at or before the Closing.

        (e) Nothing in Section 5.15 or this Section 5.16 shall be deemed to extend the date on which the Closing would otherwise occur under this Agreement.

        5.18 INVESTIGATION; NO OTHER REPRESENTATIONS OR WARRANTIES.

        (a) The Acquiring Party acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Station and its business and operations, and Acquiring Party has been furnished with or given full access to such information about the Station and its business and operations as it has requested. Acquiring Party has not received from the Conveying Party any projections related to the Station or its business or operations.

        (b) The Acquiring Party agrees that, except for the representations and warranties made by the Conveying Party and expressly set forth in this Agreement, neither the Conveying Party nor any of its Affiliates or their respective representatives has made (and shall not be construed as having made) to Acquiring Party or to any of its Affiliates or any respective representatives thereof any representation or warranty of any kind.

        (c) Conveying Party agrees that, except for the representations and warranties made by the Acquiring Party and expressly set forth in this Agreement, neither the Acquiring Party nor any of its Affiliates or their respective representatives has made (and shall not be construed as having made) to Conveying Party or to any of its Affiliates or any respective representatives thereof any representation or warranty of any kind.

        5.19 BULK SALES. Each of the parties to this Agreement hereby waive compliance with any applicable bulk sale laws by the transferor to such party of assets hereunder.

                                    ARTICLE 6

                               CONDITIONS OF BISON

        6.1 CONDITIONS OF BISON'S OBLIGATIONS. Unless waived by Bison in writing, all obligations of Bison under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

        (a) Representations and Warranties and Covenants. The representations and warranties of AMFM set forth in this Agreement shall be true and correct (provided that any representation or warranty contained herein that is qualified by a materiality or material adverse effect qualification shall not be so qualified for purposes of determining the existence of any breach thereof by
AMFM) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless otherwise limited to another date), and AMFM shall have performed in all material respects all obligations required to be performed by it under this Agreement (provided that any covenant or agreement contained herein that is qualified by a materiality or material adverse effect qualification shall not be so qualified for purposes of determining the existence of any breach thereof by AMFM) prior to the Closing Date, except, with respect to such representations, warranties, and covenants, (i) for changes that are a result of actions of AMFM that are not prohibited by this Agreement or
(ii) to the extent that any inaccuracies in such representations and warranties and any breaches of such performance that have not been waived by Bison in the aggregate would not have a Material Adverse Effect. Bison shall have received a certificate to the foregoing effect signed on behalf of AMFM by the chief executive officer or by the chief financial officer of AMFM.

        (b) Approvals of Governmental Authorities; FCC Consent. Any and all governmental approval necessary to consummate the transactions contemplated by this Agreement, including FCC Consent shall have been obtained.

        (c) HSR Act. If legally required, all filings with the Federal Trade Commission (the "FTC") and the DOJ pursuant to the HSR Act shall have been made and all applicable waiting periods with respect to such filings (including any extensions thereof) shall have expired or been terminated and no actions (or if no HSR Act filing is required, no objection) shall have been instituted which are pending on the Closing Date by the FTC or DOJ challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement.

        (d) No Injunctions. No order shall have been issued by any Governmental Entity of competent jurisdiction restraining, prohibiting or making unlawful any of the transactions contemplated by this Agreement.

        (e) No Material Adverse Change. Since the date hereof, no loss or materially adverse modification of any material FCC License for the AMFM Station shall have occurred.

        (f) Consents. The consents designated with an asterisk as "consents required as a condition of Closing" on Schedule 4.14 of the AMFM Disclosure Schedules shall have been obtained and shall be in form and substance reasonably satisfactory to Bison.

        (g) Closing Documents. AMFM shall have executed and delivered to Bison the documents required to be executed and delivered by it pursuant to Section 3.2.

        (h) Opinion of Counsel to AMFM. AMFM shall have delivered to Bison an opinion or opinions of counsel reasonably acceptable to Bison dated as of the Closing Date and substantially in the form and substance of Exhibits D and E.

                                    ARTICLE 7

                               CONDITIONS OF AMFM

        7.1 CONDITIONS TO AMFM'S OBLIGATIONS. Unless waived by AMFM in writing, all obligations of AMFM under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

        (a) Representations and Warranties and Covenants. The representations and warranties of Bison set forth in this Agreement shall be true and correct (provided that any representation or warranty contained herein that is qualified by a materiality or material adverse effect qualification shall not be so qualified for purposes of determining the existence of any breach thereof by Bison) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless otherwise limited to another date), and Bison shall have performed in all material respects all obligations required to be performed by it under this Agreement (provided that any covenant or agreement contained herein that is qualified by a materiality or material adverse effect qualification shall not be so qualified for purposes of determining the existence of any breach thereof by Bison) prior to the Closing Date, except, with respect to such representations, warranties, and covenants,
(i) for changes that are a result of actions of Bison that are not prohibited by this Agreement or (ii) to the extent that any inaccuracies in such representations and warranties and any breaches of such performance that have not been waived by AMFM in the aggregate would not have a Material Adverse Effect. AMFM shall have received a certificate to the foregoing effect signed on behalf of Bison by the chief executive officer or by the chief financial officer of Bison.

        (b) Approvals of Governmental Authorities; FCC Consent. Any and all governmental approvals necessary to consummate the transactions contemplated by this Agreement, including FCC Consent, shall have been obtained.

        (c) HSR Act. If legally required, all filings with the FTC and the DOJ pursuant to the HSR Act shall have been made and all applicable waiting periods with respect to such filings (including any extensions thereof) shall have expired or been terminated and no actions shall have been instituted which are pending on the Closing Date by the FTC or DOJ challenging or seeking to enjoin the consummation of the transactions contemplated by this Agreement.

        (d) No Injunctions. No order shall have been issued by any Governmental Entity of competent jurisdiction restraining, prohibiting, or making unlawful any of the transactions contemplated by this Agreement.

        (e) No Material Adverse Change. Since the date hereof, no loss or materially adverse modification of any material FCC License for the Bison Station shall have occurred.

        (f) Consents. The consents designated with an asterisk as "consents required as a condition of Closing" on Schedules 4.14 of the Bison Disclosure Schedules shall have been obtained and shall be in form and substance reasonably satisfactory to AMFM.

        (g) Closing Documents. Bison shall have executed and delivered to AMFM the documents required to be executed and delivered by it pursuant to Section 3.2.

        (h) Opinion of Counsel to Bison. Bison shall have delivered to AMFM an opinion or opinions of counsel reasonably acceptable to AMFM dated the Closing Date and substantially in the form and substance of Exhibits D and E.

                                    ARTICLE 8

                       TERMINATION AND OPPORTUNITY TO CURE

        8.1 TERMINATION. This Agreement may be terminated prior to the Closing by written agreement of AMFM and Bison or by either AMFM or Bison, if the terminating party is not then in material default of this Agreement, upon written notice to the other party, upon the occurrence of any of the following:

        (a) Conditions. If on the Upset Date (as defined in Section 8.1(b)) any of the conditions precedent to the obligations of the terminating party set forth in this Agreement have not been satisfied or waived in writing by the terminating party.

        (b) Upset Date. If the Closing shall not have occurred on or before the first anniversary of the date of this Agreement (the "Upset Date").

        (c) Breach. If the party on the other side of an exchange with the terminating party is in material breach of this Agreement and the breach remains uncured notwithstanding the opportunity to cure provisions of Section 8.2 hereof.

        (d) Environmental and Real Estate. If a party has the right to terminate pursuant to Sections 5.16 and/or 5.17, respectively.

        (e) Denial of FCC Approval. If the FCC denies the FCC Application or designates it for a trial-type hearing.

        (f) Injunction; Restraining Order. If any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

        8.2 OPPORTUNITY TO CURE. No party shall have the right to terminate this Agreement as a result of the other party's default unless the terminating party shall have given the defaulting party written notice specifying in reasonable detail the nature of the default and shall have afforded the defaulting party thirty (30) business days to cure the default (the "Cure Period").

        8.3 LIABILITY. In no event shall termination of this Agreement relieve any party of any liability for breaches of this Agreement prior to termination. Articles 1, 5, 8 shall survive the termination of this Agreement.

                                    ARTICLE 9

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                          INDEMNIFICATION; AND REMEDIES

        9.1 SURVIVAL; SOLE REMEDY. All representations and warranties contained in this Agreement shall survive the Closing until the first anniversary of the Closing. In the event notice of any claim is given by a party, the right to indemnification with respect thereto shall survive until such claim is finally resolved and any obligations thereto are fully satisfied. Any investigations by or on behalf of any party hereto shall not constitute waiver as to the enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by a party shall affect another party's right to rely on any representation or warranty made by the party providing such notice or information or relieve such party of any obligations under this Agreement as a result of a breach of any of its representations and warranties. Following the Closing, a party's sole remedy for breach of this Agreement shall be the right to indemnification pursuant to Section 9.2 or 9.3, as the case may be.

        9.2 INDEMNIFICATION BY AMFM OF BISON. Notwithstanding the Closing, but from and after the Closing, AMFM hereby agrees, subject to Section 9.4(c), to indemnify and hold Bison harmless against and with respect to, and shall reimburse Bison for:

        (a) Breach. Any and all losses, liabilities, or damages resulting from any untrue representation or breach of warranty or nonfulfillment of any covenant by AMFM contained herein or in any certificate, documents, or instrument delivered to Bison hereunder.

        (b) Obligations. Any and all obligations of AMFM not assumed by Bison pursuant to the terms of this Agreement, including obligations under any bulk sales law applicable to the transfer of the KSKY Assets hereunder.

        (c) Ownership. Any and all losses, liabilities, or damages resulting from the operation or ownership of the AMFM Station prior to the Closing Date, including any and all liabilities arising under the Licenses for the AMFM Station or the AMFM Contracts which relate to events occurring prior to the Closing Date or the operation or ownership of the Bison Station on and after the Closing

Date, including any and all liabilities arising under the Licenses for the Bison Station or the Bison Contracts which relate to events occurring on or after the Closing Date.

        (d) Legal Matters. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

        9.3 INDEMNIFICATION BY BISON OF AMFM. Notwithstanding the Closing, but from and after the Closing, subject to Section 9.4(c), Bison hereby agrees to indemnify and hold AMFM harmless against and with respect to, and shall reimburse AMFM for:

        (a) Breach. Any and all losses, liabilities, or damages result from any untrue representation or breach of warranty or nonfulfillment of any covenant by Bison contained herein or in any certificate, document, or instrument delivered to AMFM hereunder.

        (b) Obligations. Any and all obligations of Bison not assumed by AMFM pursuant to the terms of this Agreement, including obligations under any bulk sales law applicable to the transfer of the KPRZ Assets hereunder.

        (c) Ownership. Any and all losses, liabilities, or damages resulting from the operation or ownership of the Bison Station prior to the Closing Date, including any and all liabilities arising under the Licenses for the Bison Station or the Bison Contracts which relate to events occurring prior to the Closing Date, or the operation or ownership of the AMFM Station on and after the Closing Date, including any and all liabilities arising under the Licenses for the AMFM Station or the AMFM Contracts which relate to events occurring on or after the Closing Date.

        (d) Legal Matters. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

        9.4 PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

        (a) Third-Party Claims. A party seeking indemnification (an "Indemnified Party") shall give prompt written notice to any the party who is obligated to provide indemnification under Section 9.2 or 9.3 (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have to such Indemnified Party under this Article 9 unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

               (i) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys' fees of the Indemnified Party if (a) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (b) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (c) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or
(d) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);

               (ii) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a Material Adverse Effect on its business;

               (iii) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

               (iv) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action
(a) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (b) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article 9 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

        (b) Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 9.4(a) because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Section 9.4(c), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

        (c) Limitations on Indemnification.

               (i) Any indemnity payment hereunder shall be limited to the extent of the actual loss or damage suffered by the Indemnified Party (but shall be grossed up to offset any federal or state income taxes incurred by the Indemnified Party in connection with the receipt of such indemnity payment) and shall be reduced by the amount of any recovery by the Indemnified Party from any third party, including any insurer. No such indemnity payment shall be reduced by the amount of any tax benefits received.

               (ii) With respect to breaches of the representations and warranties herein, no party shall be entitled to indemnification hereunder unless and until the amount for which indemnification is owing exceeds $50,000 in the aggregate for all such matters; provided, however, that if such amount exceeds $50,000 the Indemnifying Party shall be liable to the Indemnified Party for the entirety of the amount and not just that portion in excess of $50,000.

               (iii) The aggregate liability of an Indemnifying Party pursuant to this Section 9 shall be limited to $600,000 (as may be adjusted pursuant to Section 5.16, plus any gross up amounts necessary to offset taxes as provided in
Section 9.4(c)(i)), provided that there shall be no limit on liability with respect to liabilities assumed by an Indemnifying Party pursuant to this Agreement or with respect to breaches of covenants contained in Sections 2.4, 3.3, 3.4, 5.3, 5.11, 10.1 and 10.2 or the representations and warranties contained in Section 4.20). Each party hereto acknowledges and agrees that, after the Closing, notwithstanding any other provision of this Agreement to the contrary, such party's sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated herein shall be in accordance with, and be limited by, the provisions set forth in this Section 9. No party shall be entitled to indemnification hereunder for any claim arising from the breach by the other party of its representations and warranties unless asserted against the Indemnifying Party on or before 5:00 p.m., Dallas, Texas time on the first anniversary of the Closing Date.

        9.5 Specific Performance. The parties recognize that if either party refuses to close as and when required under the provisions of this Agreement, monetary damages will not be adequate to compensate the other parties for their injury. Each party shall therefore be entitled, in addition to a right to collect money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by AMFM or Bison to enforce this Agreement, the other party shall waive the defense that there is an adequate remedy at law. Any party shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security.

                                   ARTICLE 10

                               GENERAL PROVISIONS

        10.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party shall bear its own legal, accounting and other expenses in connection with the negotiation, preparation and consummation of this Agreement and the transactions contemplated hereby.

        10.2 SALES TAXES. AMFM shall pay any and all taxes that may be imposed by any taxing authority in the nature of sales or use taxes as a result of the transfer of the KSKY Assets from AMFM to Bison. Bison shall pay any and all taxes that may be imposed by any taxing authority in the nature of sales or use taxes as a result of the transfer of the KPRZ Assets from Bison to AMFM.

        10.3 BENEFIT OF AGREEMENT; ASSIGNMENT. The terms of this Agreement shall be enforceable and binding upon, and inure to the benefit of, the parties hereto, their heirs, successors and assigns. No party shall assign its interest under this Agreement, by operation of law or otherwise, without the prior written consent of the other party (except in the case of a Parent Merger, where no such consent is required), such consent not to be unreasonably delayed or withheld; provided, however, if Bison determines that in order to make certain the consummation of the transactions contemplated hereby on or before the Upset Date, it would be advisable for Bison to assign and/or delegate all or any portion of its right and obligations under this Agreement, then Bison shall have the right to assign and/or delegate all or any portion of its rights and obligations under this Agreement; however, no such assignment and/or delegation shall relieve Bison of its obligations hereunder in the event that its assignee fails to perform the obligations delegated, and upon the written request of Bison, AMFM shall take such actions as are reasonably delegated, and upon the written request of Bison, AMFM shall take such actions as are reasonably requested by Bison to effectuate the same; and provided, further, if AMFM determines that in order to make certain the consummation of the transactions contemplated hereby on or before the Upset Date, it would be advisable for AMFM to assign and/or delegate all or any portion of its rights and obligations under this Agreement, then AMFM shall have the right to assign and/or delegate all or any portion of its rights and obligations under this Agreement, then AMFM shall have the right to assign and/or delegate all or any portion of its rights and obligations under this Agreement, however, no such assignment and/or delegation shall relieve AMFM of its obligations hereunder in the event that its assignee fails to perform the obligations delegated, and upon the written request of AMFM, Bison shall take such actions as are reasonably requested by Bison to effectuate the same.

        10.4 NOTICES. Except as provided in Section 5.5 (Deemed Consent), all notices, requests, demands and other communications which are required or may be given under this Agreement, shall be in writing, and addressed as follows:

If to AMFM:           c/o AMFM Inc.
                      600 Congress Avenue, Suite 1400
                      Austin, Texas  78701
                      Attention:  William S. Banowsky, Jr.
                      Telephone:  (512) 340-7800
                      Facsimile:  (512) 340-7890

with copies to:       Vinson & Elkins L.L.P.
                      3700 Trammell Crow Center
                      2001 Ross Avenue
                      Dallas, Texas  75201-2975
                      Attention:  Michael D. Wortley
                      Telephone:  (214) 220-7732
                      Facsimile:  (214) 220-7716

If to Bison :         c/o Salem Communications Corporation
                      Bison Media, Inc.
                      4880 Santa Rosa Road
                      Suite 300
                      Camarillo, California 93012
                      Attn: Jonathan L. Block, Esq.
                      Telephone: (805) 987-0400 ext. 106
                      Facsimile:   (805) 384-4505

Any such notice, request, demand or communication shall be deemed to have been duly delivered and received (a) upon hand delivery thereof during business hours, (b) on the next business day following delivery to a reliable or recognized air freight delivery service, or (c) on the date of transmission, if sent by facsimile during normal business hours (but only if a hard copy is also sent by overnight courier), but in each case only if sent in the same manner to all persons entitled to receive notice or a copy. Any party, with written notice to the other, may change the place for which all further notices to such party shall be sent. All costs and expenses for the delivery of notices hereunder shall be borne and paid for by the delivering party.

        10.5 ENTIRE AGREEMENT; EXHIBITS; AMENDMENT; WAIVER. Except as herein expressly provided, this Agreement embodies the entire agreement and understanding between AMFM and Bison and supersedes all prior agreements and understandings, whether oral or in writing, with respect to the subject matter hereof. Any Annex, Exhibit, Schedule, collateral documents or instruments attached to this Agreement or to be provided at the Closing in the form of an exhibit attached to this Agreement, shall be deemed a part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. Any matter that is disclosed in a Schedule to this Agreement in such a way as to make its relevance to the information called for by another Schedule readily apparent shall be deemed to have been included in such other Schedule, notwithstanding the omission of an appropriate cross-reference. This Agreement (including any Annex, Schedule or

Exhibit hereto) may not be amended, supplemented or otherwise modified, nor may any party here to be relieved of any of its liabilities or obligations hereunder, except by a written instrument duly executed by the parties hereto. Any such written instrument entered into in accordance with the provisions of the preceding sentence shall be valid and enforceable notwithstanding the lack of separate legal consideration therefor. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party here of a breach of any provision of this Agreement shall no operate or be construed as a waiver of any subsequent breach.

        10.6 GOVERNING LAW; SEVERABILITY; ATTORNEYS' FEES. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without reference to the conflict of law principles thereof. All agreements and covenants herein are severable. In the event that any provision of this Agreement should be held to be unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected thereby. In the event of a dispute between or among the parties hereto arising out of or related to this Agreement or the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and expenses from the other party.

        10.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when taken together, shall have the same effect as if the signature on each counterpart were upon the same instrument.

        10.8 DIRECTOR AND OFFICER LIABILITY. Other than as an assignee of this Agreement, neither any direct or indirect holder of equity interests in Bison or AMFM, nor any past, present or future director, officer, employee, agent or affiliate of Bison or AMFM or of any such holder, shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or any agreement contemplated hereby or in connection with the transactions contemplated by this Agreement or any such other agreement, and each party hereby waives and releases all claims of any such liability and obligation.

        10.9 NO REVERSIONARY INTEREST. The parties expressly agree, pursuant to
Section 73.1150 of the FCC's rules, that neither party will retain any right to reassignment of any of the FCC Licenses in the future, or to operate or use the facilities of the Stations for any period beyond the Closing Date.

        10.10 REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

        10.11 SCHEDULES. Any item disclosed hereunder (including in the Schedules hereto) shall be deemed disclosed for all purposes hereof irrespective of the specific representation or warranty to which it is explicitly referenced.

                       [SIGNATURE PAGE FOLLOWS THIS PAGE]

        IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

                                AMFM TEXAS BROADCASTING, LP

                                By:    AMFM Houston, Inc.,
                                       its General Partner


                                By:     /s/ KATHY ARCHER
                                   ------------------------------------
                                Name: Kathy Archer
                                     ----------------------------------
                                Title: Senior Vice President
                                      ---------------------------------

                                AMFM TEXAS LICENSES, LP

                                By:    AMFM Houston, Inc.,
                                       its General Partner


                                By:     /s/ KATHY ARCHER
                                   ------------------------------------
                                Name: Kathy Archer
                                     ----------------------------------
                                Title: Senior Vice President
                                      ---------------------------------


                                BISON MEDIA, INC.


                                By:
                                   ------------------------------------
                                Name:
                                     ----------------------------------
                                Title:
                                      ---------------------------------

        IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

                                AMFM TEXAS BROADCASTING, LP

                                By:    AMFM Houston, Inc.,
                                       its General Partner


                                By:
                                   ------------------------------------
                                Name:
                                     ----------------------------------
                                Title:
                                      ---------------------------------

                                AMFM TEXAS LICENSES, LP

                                By:    AMFM Houston, Inc.,
                                       its General Partner


                                By:
                                   ------------------------------------
                                Name:
                                     ----------------------------------
                                Title:
                                      ---------------------------------


                                BISON MEDIA, INC.


                                By: /s/ ERIC H. HALVORSON
                                   ------------------------------------
                                Name: Eric H. Halvorson
                                     ----------------------------------
                                Title: Executive Vice President
                                      ---------------------------------


                                       S-1